Exhibit 10.1

Execution Version

AGREEMENT
This Agreement (this “Agreement”), dated as of February 28, 2020, is by and among Elliott Investment Management L.P., a Delaware limited partnership, Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (each, an “Elliott Party,” and, collectively, the “Elliott Parties”), and Evergy, Inc., a Missouri corporation (the “Company”). In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Elliott Parties and the Company agree as follows:
1.New Directors.
(a)    New Director Appointments. Simultaneously with the execution of this Agreement, the Board of Directors of the Company (the “Board”) shall take such actions as are necessary to (i) increase the size of the Board by two (2) directors to a total of seventeen (17) directors and (ii) appoint each of Paul M. Keglevic and Kirkland B. Andrews (each, a “New Director” and, together, the “New Directors”) as members of the Board, in each case, in accordance with the Company’s Amended and Restated Articles of Incorporation (the “Articles”), the Company’s Amended and Restated By-laws (the “Bylaws”) and the General and Business Corporation Law of Missouri, and effective on March 3, 2020.
(b)    Nomination of New Directors at the 2020 Annual Meeting. The Company agrees that, provided that a New Director continues to be a Qualified Candidate (as defined below) and is able and willing to serve on the Board:
(i)    at the Company’s 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”), the Board will nominate such New Director as a director of the Company, with a term expiring at the Company’s 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”);
(ii)    the Board will recommend that the shareholders of the Company vote to elect such New Director as a director of the Company at the 2020 Annual Meeting;
(iii)    the Company will use its reasonable best efforts (which will include the solicitation of proxies) to obtain the election of such New Director at the 2020 Annual Meeting (for the avoidance of doubt, the Company will only be required to use substantially the same level of efforts as is used for the other director nominees of the Company with respect to the 2020 Annual Meeting); and
(iv)    the Company will cause all Company Common Stock (as defined below) represented by proxies granted to it (or any of its Representatives) to be voted in favor of the election of such New Director as a director of the Company at the 2020 Annual Meeting to the extent permitted pursuant to such proxies.
(c)    Board Committees.
(i)    Strategic Review & Operations Committee. Effective upon the appointment of the New Directors to the Board, the Board will take such action necessary to form a Strategic Review & Operations Committee of the Board (the “Strategic Review & Operations Committee”) with a charter in a form mutually agreed by the Company and the Elliott Parties as of the date hereof (the “Committee Charter”). Any amendment to the Committee Charter prior to the Committee End Date (as defined below) will require the consent of the Elliott Parties. The Board will take such action necessary to (A) appoint as the only members of the Strategic Review & Operations Committee each of the New Directors, Art Stall and Terry Bassham, (B) appoint Paul M. Keglevic and Art Stall as Co-Chairs of the Strategic Review & Operations Committee and (C) until the Committee End Date, maintain the size of the Strategic Review & Operations Committee at four (4) members. The Strategic Review & Operations Committee will explore ways to enhance long-term shareholder value (accounting for applicable legal and regulatory requirements and any other relevant considerations), including through (1) a potential strategic combination (a “Merger Transaction”) or (2) an enhanced long-term standalone operating plan and strategy (a “Modified Standalone Plan”). The Strategic Review & Operations Committee will remain in place at least until the earlier of (x) such time as the Company enters into a definitive agreement providing for a Merger Transaction (a “Merger Agreement”), (y) the Analyst Day (as defined below), if any, and (z) the Expiration Date (the “Committee End Date”). The Strategic Review & Operations Committee will be provided with all necessary resources and authority for it to discharge its purpose, including authority to retain its own independent advisors (including strategy and cost consultants, financial advisors, regulatory advisors, transaction and tax counsel, and other experts). On or prior to May 30, 2020, the Strategic Review & Operations Committee will present a formal recommendation (determined by majority vote) to the Board on whether the Company should pursue a Merger Transaction or a Modified Standalone Plan; provided, however, that if both of the New Directors vote in favor of a formal recommendation that is not approved by a majority vote of the Strategic Review & Operations Committee, (x) the Strategic Review & Operations Committee will present to the Board both the formal recommendation of the New Directors and that of the other members of the Strategic Review & Operations Committee, (y) both formal recommendations will simultaneously be publicly disclosed by the Company promptly following delivery of such recommendations to the Board (in no event more than five (5) business days later) and (z) the New Directors will be permitted to discuss their formal recommendation and the reasons for their decision publicly, which disclosure the Company agrees will not be deemed to violate any confidentiality obligation to the Company or any other Company Policy applicable to the New Directors so long as such disclosure does not cause the Company to breach a confidentiality obligation to a Third Party (any of such recommendations, the “Committee Recommendation(s)”). The Board will evaluate and vote on the Committee Recommendation(s) promptly after it is (they are) presented, and publicly announce its decision within two (2) weeks after such Committee Recommendation(s) is (are) presented (no later than June 17, 2020). In the event the Board does not approve a Committee Recommendation to pursue a Merger Transaction, the Board will as promptly as practicable after the public announcement of such decision (in no event more than two (2) business days later) publicly announce in reasonable detail (x) the Committee Recommendation and (y) the material terms of any bona fide indication of interest for a Merger Transaction received by the Board, which public disclosure will be in form and substance acceptable to the members of the Strategic Review & Operations Committee who voted for such Committee Recommendation (in consultation with independent advisors to the Strategic Review & Operations Committee). Additionally, (x) if a bona fide indication of interest for a Merger Transaction is received by the Board prior to the Committee End Date, the Strategic Review & Operations Committee will evaluate such potential transaction in parallel with the full Board on a priority basis (it being understood that the Board will retain final decision-making authority in connection with entering into a Merger Agreement) and (y) if the Company pursues a Modified Standalone Plan following the Board’s vote on the Committee Recommendation(s), (A) the Strategic Review & Operations Committee will assist the full Board and other relevant committees in assessing the optimal management team to execute the Modified Standalone Plan, including potential supplemental and replacement senior management candidates with appropriate utility operating credentials, (B) the Modified Standalone Plan will be publicly presented to the investor community no later than September 4, 2020 (the date of such presentation, the “Analyst Day”) and (C) the implementation and execution of the Modified Standalone Plan, including any public disclosure to be made in connection therewith, will be monitored on an ongoing basis (including, if appropriate, adherence to certain metrics and targets) by the Finance Committee and the Nuclear, Operations and Environmental Oversight Committee of the Board for no less than two years after the Analyst Day. Notwithstanding anything to the contrary contained in this Section 1(c), the Company may delay any public disclosure required pursuant to this Section 1(c) in increments of up to two weeks (but for no longer than an aggregate of eight weeks) if each of the Strategic Review & Operations Committee and the Board determines (in each case, by majority vote including both of the New Directors) that any such delay would be in the best interests of the Company.
(ii)    If any member of the Strategic Review & Operations Committee is unable or unwilling to serve as a member, resigns as a member, is removed as a member or ceases to be a member for any other reason prior to the Committee End Date (an “Exiting Member”) and (A) such Exiting Member is not a New Director, the Company shall be entitled to select any director with utility operating experience serving on the Board at the time of such selection to serve on the Strategic Review & Operations Committee as a replacement for such Exiting Member (it being agreed that if the Exiting Member qualified as independent of the Company under all applicable listing standards, applicable rules of the SEC (as defined below) and publicly disclosed standards used by the Board in determining the independence of the Company’s directors, the replacement director selected by the Company must also be so qualified) or (B) such Exiting Member is a New Director, the Elliott Parties shall be entitled to select a director serving on the Board at the time of such selection (including a Replacement New Director) to serve on the Strategic Review & Operations Committee as a replacement for such Exiting Member; provided that, if the Elliott Parties (together with their Affiliates) do not have beneficial ownership of, or aggregate economic exposure to, at least 2.0% of the shares of Company Common Stock outstanding at such time, then the Company shall be entitled to select such replacement. If an Exiting Member is a New Director and the Elliott Parties are entitled to select a director serving on the Board at the time of such selection (including a Replacement New Director) to serve on the Strategic Review & Operations Committee as a replacement for such Exiting Member in accordance with this Section 1(c)(ii), for any period during which only one New Director is serving on the Strategic Review & Operations Committee and until a replacement for such Exiting Member is seated on the Strategic Review & Operations Committee in accordance with this Section 1(c)(ii), (A) such remaining New Director will serve as Co-Chair of the Strategic Review & Operations Committee and (B) any action of such remaining New Director (including voting) will be deemed to be an action on behalf of two members of the Strategic Review & Operations Committee.
(iii)    Simultaneously with entering into this Agreement, Elliott Investment Management L.P. has entered into a confidentiality agreement with the Company (the “Confidentiality Agreement”) pursuant to which it may elect to receive certain confidential information regarding review, actions, conclusions and recommendations by the Strategic Review & Operations Committee related to its exploration of a potential Merger Transaction, subject to the terms and conditions set forth therein.

(iv)    Other Board Committees. Effective upon their respective appointments to the Board, the Board will take such action necessary to appoint (i) Paul M. Keglevic to the Compensation and Leadership Development Committee and the Finance Committee of the Board and (ii) Kirkland B. Andrews to the Audit Committee and the Nuclear, Operations and Environmental Oversight Committee of the Board. Additionally, if the Company pursues a Modified Standalone Plan following the Board’s vote on the Committee Recommendation(s), the Board will as promptly as practicable (in no event more than two (2) business days later) take such action necessary to appoint Paul M. Keglevic as Co-Chair of the Finance Committee of the Board.
(d)    Replacement New Directors. If a New Director (or any Replacement New Director (as defined below)) is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason (including as the result of a failure to receive the requisite number of votes at the 2020 Annual Meeting) during the Cooperation Period, and at such time the Elliott Parties (together with their Affiliates) have beneficial ownership of, or aggregate economic exposure to, at least 2.0% of the shares of Company Common Stock outstanding at such time, as promptly as practicable, the Company and the Elliott Parties shall cooperate with each other to select a mutually acceptable Qualified Candidate to be appointed to the Board as a substitute director (a “Replacement New Director”), and the Board will take all action necessary to appoint such person to serve as a director of the Company for the remainder of the New Director’s term. Effective upon the appointment of a Replacement New Director to the Board, such Replacement New Director will be considered a New Director for all purposes of this Agreement. Notwithstanding anything to the contrary herein, in the event that the Elliott Parties seek to exercise any rights under Section 1(c)(ii) or this Section 1(d) that are contingent or conditioned on a beneficial ownership or aggregate economic exposure threshold, the Elliott Parties shall certify in writing to the Company that their and their Affiliates’ beneficial ownership of, or aggregate economic exposure to, Company Common Stock is in excess of such applicable threshold as of the proposed time of any such exercise.
(e)    Company Policies. The parties to this Agreement acknowledge that each of the New Directors, upon appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policies and other governance guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation, fees and reimbursement of expenses, as are applicable to all non-employee directors of the Company.
(f)    Existing Directors; Board Size. The Company agrees that from the conclusion of the 2020 Annual Meeting until the 2021 Annual Meeting, the size of the Board will be no greater than thirteen (13) directors, and from the conclusion of the 2021 Annual Meeting until the 2022 Annual Meeting, the size of the Board will be no greater than twelve (12) directors. The Company will consider any views privately communicated by the Elliott Parties to the Board (or any appropriate committee thereof) with respect to Board composition, including directors to retire and to remain with the Board following each of the 2020 Annual Meeting and the 2021 Annual Meeting.
(g)    New Director Agreements, Arrangements and Understandings. Each of the Elliott Parties agrees that neither it nor any of its Affiliates (as defined below) will (i) pay any compensation to any New Director (including any Replacement New Director) for such person’s service on the Board or any committee thereof or (ii) have any agreement, arrangement or understanding, written or oral, with any New Director (including any Replacement New Director) regarding such person’s service on the Board or any committee thereof (including pursuant to which such person will be compensated for his or her service as a director on, or nominee for election to, the Board or any committee thereof).

(h)    New Director Information. As a condition to any Replacement New Director’s appointment to the Board and any New Director’s nomination for election as a director at the 2020 Annual Meeting, such Replacement New Director or New Director, as the case may be, will provide any information the Company reasonably requests, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards and information in connection with assessing eligibility, independence and other criteria applicable to directors and committee members or satisfying compliance and legal obligations, and will consent to appropriate background checks, in each case, to the extent consistent with the information and background checks required by the Company in accordance with past practice with respect to other members of the Board.
(i)    Termination. Notwithstanding anything in this Agreement to the contrary, the Company’s obligations under this Section 1 shall terminate, and the Elliott Parties shall have no rights under this Section 1, as a nonexclusive remedy for any material breach of this Agreement by any of the Elliott Parties, upon five (5) business days’ written notice by the Company to the Elliott Parties if such breach has not been cured within such notice period, provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period.
2.    Cooperation.
(a)    Non-Disparagement. Each of the Elliott Parties and the Company agrees that, during the Cooperation Period (as defined below), the Company and each Elliott Party will each refrain from making, and will cause their respective Affiliates and Representatives to refrain from making, any public ad hominem attack on or other public statement that disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of (A) in the case of any such statements by any of the Elliott Parties or their Affiliates or Representatives: the Company and its Affiliates or any of its or their current or former Representatives, and (B) in the case of any such statements by the Company or its Affiliates or Representatives: the Elliott Parties and their Affiliates or any of their current or former Representatives, in each case including (x) in any statement, document or report filed with, furnished or otherwise provided to the SEC or any other governmental or regulatory agency, or in any discussions with governmental or regulatory officials or (y) in any press release, podcast, Internet or social media communication; provided, however, that the foregoing will not restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights under this Agreement.
(b)    Voting. During the Cooperation Period, each Elliott Party will cause all of the outstanding shares of Company Common Stock that such Elliott Party or any of its controlled Affiliates has the right to vote as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of shareholders of the Company, or at any adjournments or postponements thereof, and to consent in connection with any action by written consent in lieu of a meeting: (i) in favor of each director (including each New Director) nominated and recommended by the Board for election at the 2020 Annual Meeting; (ii) against any proposals or resolutions to remove any member of the Board; and (iii) otherwise in accordance with the recommendation of the Board on all other proposals or business that may be the subject of shareholder action at such meetings or written consents; provided, however, that the Elliott Parties and their Affiliates shall be permitted to vote in their sole discretion on any proposal related to any Extraordinary Transaction (as defined below).
(c)    Standstill. From the date of this Agreement until the Expiration Date (as defined below) or until such earlier time as the restrictions in this Section 2(c) terminate as provided herein (such period, the “Cooperation Period”), the Elliott Parties will not, and will cause their controlling and controlled Affiliates and their respective Representatives acting on their behalf (together with the Elliott Parties, the

“Restricted Persons”), not to, directly or indirectly, without prior written invitation or authorization by the Company or the Board:
(i)engage in, directly or indirectly, any “solicitation” (as such term is defined under the Exchange Act) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;
(ii)knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person (A) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote, any Voting Securities, or (B) in conducting any type of referendum relating to the Company (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter);
(iii)form, join or act in concert with any “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any Voting Securities, other than solely with Affiliates of the Elliott Parties with respect to Voting Securities now or hereafter owned by them;
(iv)acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of, any Voting Securities, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in the Elliott Parties (together with their Affiliates) having beneficial ownership of, or aggregate economic exposure to, more than 9.9% of the shares of Company Common Stock outstanding at such time;
(v)make, or in any way participate in, any offer or proposal with respect to any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company or any of its subsidiaries or any of its or their respective securities or assets (for avoidance of doubt, including any Merger Transaction) (each, an “Extraordinary Transaction”), either publicly or in a manner that would reasonably require public disclosure by the Company or any of the Restricted Persons (it being understood that the foregoing will not restrict the Restricted Persons from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction initiated by a Third Party on the same basis as other shareholders of the Company);
(vi)make any public proposal with respect to any material change in the capitalization, stock repurchase programs, dividend policy, management, business, strategy or corporate structure of the Company or any of its subsidiaries, except for such statements that are consistent with the Press Release (as defined below) or the provisions of this Agreement;
(vii)enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than (A) this Agreement, (B) solely with Affiliates of the Elliott Parties or (C) granting proxies in solicitations approved by the Board;

(viii)(A) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board (including, for the avoidance of doubt, by making a change to the size of the Board or proposing to fill any vacancies on the Board), except as set forth in this Agreement, (B) make or be the proponent of any shareholder proposal to the Company, (C) seek, alone or in concert with others, the removal of any member of the Board, (D) call or seek to call, alone or in concert with others, a special meeting of shareholders of the Company or (E) conduct a referendum of shareholders of the Company; provided that nothing in this Agreement will prevent the Elliott Parties or their Affiliates from taking actions in furtherance of identifying any Replacement New Director;
(ix)institute, solicit or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing will not prevent any Restricted Person from (A) bringing litigation to enforce any provision of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or (D) exercising statutory appraisal rights;
(x)make any request for books and records of the Company or any of its subsidiaries under Section 351.215 of the General and Business Corporation Law of Missouri, or other statutory or regulatory provisions providing for shareholder access to books and records;
(xi)enter into any negotiations, agreements or understandings with any Third Party to take any action that any of the Restricted Persons are prohibited from taking pursuant to this Section 2(c);
(xii)engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index, exchange traded fund, benchmark or other basket of securities) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company and would, in the aggregate or individually, result in the Elliott Parties (together with their Affiliates) ceasing to have a net long position (as defined in Rule 14e-4 under the Exchange Act) in the Company; or
(xiii)make any request or submit any proposal to amend or waive the terms of this Agreement, in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal by the Company or any of the Restricted Persons;
provided that the restrictions in this Section 2(c) will terminate automatically upon the earliest of: (i) as a nonexclusive remedy for any material breach of this Agreement by the Company (including its failure to appoint a New Director or a Replacement New Director to the Board or any committee in accordance with Section 1), upon five (5) business days’ written notice by any of the Elliott Parties to the Company if such breach has not been cured within such notice period, provided that none of the Elliott Parties are in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (ii) the

Company’s entry into (x) a definitive agreement providing for an Extraordinary Transaction that would result in the acquisition by any person of more than 50% of the Voting Securities or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company during the Cooperation Period, (y) one or more definitive agreements providing for the acquisition by the Company of one or more businesses or assets (other than rate base assets in the Company’s existing regulatory jurisdictions, including utility-scale energy projects) having an aggregate value exceeding 20% of the aggregate enterprise value of the Company during the Cooperation Period or (z) one or more definitive agreements providing for a transaction or series of transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least 5.0% of the Company’s equity or equity equivalent securities (including in a PIPE, convertible note, convertible preferred security or similar structure) during the Cooperation Period; (iii) the commencement of any tender or exchange offer (by any person other than the Elliott Parties or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or any amendment thereto) that does not recommend that its shareholders reject such tender or exchange offer (provided that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act in response to the commencement of any tender or exchange offer); (iv) such time as the Company files with the SEC or delivers to its shareholders any preliminary proxy statement, definitive proxy statement or proxy card in connection with the 2020 Annual Meeting that does not nominate and/or recommend the election of the New Directors, in each case to the extent required by this Agreement, or otherwise is inconsistent with the terms of this Agreement; (v) such time as the Company, directly or indirectly through its Affiliates or its employees or through its counsel, regulatory advisors or lobbyists acting on behalf of the Company, makes any public statement (or any private statement to a governmental or regulatory official having jurisdiction over the Company) with respect to the Strategic Review & Operations Committee, including its mandate or responsibilities as described in the Committee Charter or the Press Release, that is inconsistent with the Committee Charter or the Press Release and could reasonably be expected to negatively impact in a material respect the Company’s ability to pursue a Merger Transaction or a Modified Standalone Plan; (vi) such time as any New Director resigns from, or otherwise ceases to be a member of, the Strategic Review & Operations Committee following such New Director’s determination that the Company and/or the Board has failed to abide by the Committee Charter in any material respect, provided that such New Director communicated such determination to the Board in writing at least three (3) business days in advance of such resignation and the matter underlying such determination remained uncured at the time of such resignation; and (vii) the adoption by the Board of any amendment to the Articles or the Bylaws, each as in effect on the date hereof, that would reasonably be expected to impair the ability of a shareholder to submit nominations of individuals for election to the Board or shareholder proposals in connection with any shareholder meeting to be held after the 2020 Annual Meeting. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to the restrictions in this Section 2(c)) will prohibit or restrict any of the Restricted Persons from (A) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or a Third Party, (B) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person), (C) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, or (D) negotiating, evaluating and/or trading, directly or indirectly, in any index, exchange traded fund, benchmark or other basket of securities which may contain or otherwise reflect the performance of, any securities of the Company.

(d)    Private Communications. Notwithstanding anything to the contrary contained in this Agreement, during the Cooperation Period the Elliott Parties and their Affiliates may initiate and hold private communications regarding any matter with the Company’s directors, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, investor relations personnel or advisors, so long as such private communications would not reasonably be expected to require any public disclosure thereof by the Company or the Restricted Persons. The Elliott Parties acknowledge and agree that the directors of the Company may engage in discussions with the Elliott Parties and their Affiliates only subject to, and in accordance with, their respective fiduciary duties and other obligations to the Company and the Company Policies.
(e)    Public Communications. Notwithstanding anything to the contrary contained in this Section 2, the restrictions set forth in Section 2(c)(vi) shall cease to apply in the event that either (i) both of the New Directors vote in favor of a recommendation that is not approved by a majority vote of the Strategic Review & Operations Committee or (ii) the Board does not approve the Committee Recommendation.
3.    Public Announcement. Not later than 9:30 a.m. Eastern Time on March 2, 2020, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”) and file a Current Report on Form 8‑K disclosing the Company’s entry into this Agreement, which will be in form and substance reasonably acceptable to the Company and the Elliott Parties. None of the Company, the Elliott Parties or any of their respective Affiliates shall make any public statement regarding the subject matter of this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release.
4.    Representations and Warranties of the Company. The Company represents and warrants to the Elliott Parties as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii)  result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
5.    Representations and Warranties of the Elliott Parties. Each Elliott Party represents and warrants to the Company as follows: (a) such Elliott Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b ) this Agreement has been duly and validly authorized, executed and delivered by such Elliott Party, constitutes a valid and binding obligation and agreement of such Elliott Party and is enforceable against such Elliott Party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by such Elliott Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Elliott Party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Elliott Party is a party or by which it is bound; and (d) as of the date of this Agreement, the Elliott Parties and their Affiliates have aggregate economic exposure to 9,988,412 shares of Company Common Stock.
6.    Definitions. For purposes of this Agreement:the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and the Elliott Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to the Elliott Parties “Affiliates” shall not include any portfolio operating company of any of the Elliott Parties or their Affiliates;
(b)    the terms “beneficial ownership” and “beneficially own” have the respective meanings set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;
(c)    the term “Company Common Stock” means the Company’s common stock, no par value per share;
(d)    the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;
(e)    the term “Expiration Date” means November 2, 2020; provided that, if the Company enters into a definitive Merger Agreement prior to such date, other than with respect to the restrictions provided under Section 2(c)(iv), (v), (vi), (x) and (xii) which shall expire on such date, the Expiration Date shall be automatically extended to the earlier of (i) 400 days after the date the Company entered into such Merger Agreement, (ii) the closing of the Merger Transaction provided by such Merger Agreement, (iii) such time as such Merger Agreement is terminated, expires or otherwise ceases to be in full force and effect for any reason, and (iv) any formal denial of a proposed Merger Transaction issued by either the Kansas Corporation Commission or the Missouri Public Service Commission;
(f)    the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;
(g)    the term “Qualified Candidate” means an individual who (i) qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors, (ii) is not an employee, officer, director, principal, general partner, manager or other agent of an Elliott Party or of any Affiliate of an Elliott Party, (iii) is not a limited partner, member or other investor (unless such investment has been disclosed, and is reasonably acceptable, to the Company) in any Elliott Party or any Affiliate of an Elliott Party, (iv) does not have any agreement, arrangement or understanding, written or oral, with any Elliott Party or any Affiliate of an Elliott Party regarding such person’s service as a director of the Company and (iv) meets all other qualifications required for service as a director set forth in the Bylaws and the Company’s Corporate Governance Guidelines;

(h)    the term “Representative” means a party’s directors, members, partners, managers, officers, employees, agents and other representatives;
(i)    the term “SEC” means the U.S. Securities and Exchange Commission;
(j)    the term “Third Party” means any person that is not a party to this Agreement or a controlling or controlled Affiliate thereof, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement; and
(k)    the term “Voting Securities” means the shares of Company Common Stock and any other securities thereof entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that “Voting Securities” will not include any securities contained in any index, exchange traded fund, benchmark or other basket of securities which may contain or otherwise reflect the performance of, any securities of the Company.
7.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is transmitted to the email address set forth below, and receipt of such email is acknowledged, or (b)  if given by any other means, when actually received during normal business hours at the address specified in this Section 7:
if to the Company:

Evergy, Inc.
1200 Main Street
Kansas City, Missouri 64104
Attention: Heather Humphrey
Email: heather.humphrey@evergy.com

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Attention:     Erik R. Tavzel
Andrew C. Elken

Email:	etavzel@cravath.com
aelken@cravath.com
if to the Elliott Parties:
Elliott Investment Management L.P.
Elliott Associates, L.P.
Elliott International, L.P.
40 West 57th Street
New York, New York 10019
Attention:    Jeff Rosenbaum
Scott Grinsell
Elliot Greenberg

Email:	jrosenbaum@elliottmgmt.com

sgrinsell@elliottmgmt.com
egreenberg@elliottmgmt.com
with a copy to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:    Steve Wolosky
Kenneth Mantel

Email:	swolosky@olshanlaw.com
kmantel@olshanlaw.com
8.    Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses.
9.    Specific Performance. The Company and the Elliott Parties acknowledge and agree that the other party would be irreparably injured by a breach of this Agreement, and monetary remedies would be inadequate to protect a party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to a party under this Agreement, (a) each party will be entitled to equitable relief by way of injunction or otherwise to prevent breaches or threatened breaches of any of the provisions of this Agreement, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.
10.    Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of such state. Each party hereto (a) irrevocably and unconditionally submits to the personal jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties hereto agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.
11.    Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement. Additionally, any such provision that is so held to be illegal, void or unenforceable shall be deemed deleted from this Agreement to the minimum extent necessary and replaced by a provision that is valid and enforceable and that as closely as practicable expresses the intention of such illegal, void or unenforceable provision.

12.    Termination. The obligations of the Elliott Parties and the Company under this Agreement will terminate on the date that is the end date of the Cooperation Period, unless another period is specifically set forth herein. Notwithstanding the foregoing: (a) Sections 7-17 of this Agreement will survive the termination of this Agreement; and (b) no termination of this Agreement will relieve any party of liability for any breach of this Agreement arising prior to such termination.
13.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties.
14.    No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and the Elliott Parties and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention of this Section 14 will be null and void.
15.    No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.
16.    Entire Understanding; Amendment. This Agreement (including its Exhibits), together with the Confidentiality Agreement, contains the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Elliott Parties.
17.    Interpretation and Construction. The Company and each Elliott Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is expressly waived by the Company and each Elliott Party, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For the avoidance of doubt, any reference to a Representative of the Company or any of its Affiliates in this Agreement shall not be deemed to be a reference to any Elliott Party or any of their Affiliates, and vice versa.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

ELLIOTT PARTIES:
Elliott Investment Management, L.P.

By: /s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

Elliott Associates, L.P.

By: Elliott Investment Management L.P.,
as attorney-in-fact

By: /s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

Elliott International, L.P.

By: Hambledon, Inc.,
its General Partner

By: Elliott Investment Management L.P.,
as attorney-in-fact

By: /s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

[Signature Page – Elliott Parties]

COMPANY:

EVERGY, INC.

By: /s/ Terry Bassham
Name: Terry Bassham
Title: President and Chief Executive Officer

[Signature Page – Company]

EXHIBIT A
Form of Press Release
[Attached]

NEWS RELEASE FOR IMMEDIATE RELEASE

Evergy Announces Agreement with Elliott Management

•	Utility & Power Industry Veterans Paul Keglevic and Kirk Andrews Join Board

•	New Strategic Review & Operations Committee of the Board Established

•	New Committee to Explore Strategic and Operational Alternatives to Enhance Shareholder Value

KANSAS CITY, Mo. - March 2, 2020 - Evergy, Inc. (NYSE: EVRG), a vertically integrated, regulated, investor-owned electric utility, today announced that it has entered into an agreement with affiliates of Elliott Management Corporation (“Elliott”), which currently own an economic interest equivalent to approximately 10 million shares of Evergy’s common stock. As part of the agreement, two new independent directors will join the Evergy board of directors, effective March 3, 2020. In addition, the board is establishing a new Strategic Review & Operations Committee (the “Committee”) with a mandate to explore ways to enhance shareholder value.

As part of the agreement, Paul Keglevic, former chief financial officer and chief executive officer of Energy Future Holdings, and Kirk Andrews, current executive vice president and chief financial officer of NRG Energy, are being appointed to the Evergy board as new independent directors, resulting initially in a board comprised of 17 directors. Four current directors will retire from the Evergy board at the end of their current term such that, at the time of the 2020 Annual Meeting of Shareholders in May, the size of the board will be reduced to 13 directors. Evergy will provide additional information regarding the 13 directors who will stand for election at the 2020 Annual Meeting of Shareholders in its proxy materials to be filed with the Securities and Exchange Commission (SEC) in the coming weeks.

Terry Bassham, Evergy president and chief executive officer, said, “Elliott recognizes our commitment to serving the best interests of all Evergy stakeholders. We welcome these new, highly qualified directors and the significant and valuable experience they bring to this effort. The comprehensive strategic and operating review we are undertaking will help ensure that Evergy is directing capital to the greatest opportunities and continuing to consider all opportunities to enhance shareholder value.”

The Strategic Review & Operations Committee is tasked with conducting a comprehensive, independent review to identify and recommend ways to enhance shareholder value, including through a potential strategic combination or a modified long-term standalone operating plan and strategy, as further detailed in the Committee’s charter.

Terry Bassham, Art Stall, Paul Keglevic and Kirk Andrews will serve as members of the Committee, and Art Stall and Paul Keglevic will serve as co-chairs. The charter for the new Committee will authorize it to retain its own independent consultants, advisors and counsel to facilitate its review. Additionally, Elliott has entered into an information-sharing agreement that will allow for an ongoing dialogue between Elliott and the Committee. The Committee plans to complete its review, make its formal recommendation to the Evergy board and publicly announce the review’s outcome during the first half of 2020.

Jeff Rosenbaum, senior portfolio manager at Elliott, said, “We appreciate the constructive dialogue we have had with Evergy’s board and leadership over the past several months. We believe Evergy is well positioned to significantly increase investment in critical electric infrastructure to benefit key

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stakeholders. We view this agreement, including the clear mandate of the Strategic Review & Operations Committee, as a great opportunity to ensure that Evergy is best positioned to drive shareholder value creation, whether that be through a strategic combination or an enhanced standalone plan with higher investment levels and stronger growth rates.”

Evergy remains committed, as always, to serving the best interests of all its stakeholders and will continue to work closely with state regulators and other stakeholders.

Pursuant to the agreement, Elliott has agreed to customary standstill, voting, and other provisions. The full agreement between Evergy and Elliott will be filed on a Form 8-K with the SEC. The charter for the new Strategic Review & Operations Committee will be available on Evergy’s website.

Morgan Stanley and Goldman Sachs & Co. LLC are acting as financial advisors and Cravath, Swaine & Moore LLP is acting as legal advisor to Evergy.

Paul Keglevic
Mr. Keglevic served as Chief Executive Officer of Energy Future Holdings, the majority owner of a regulated transmission and distribution business, from October 2016 to March 2018 and also served as Executive Vice President, Chief Financial Officer and Chief Risk Officer from July 2008- October 2018. Prior to that, Mr. Keglevic served as an audit partner at PricewaterhouseCoopers LLP (PwC) from 2002-2008, where he was the U.S. utility sector leader, and in various roles at Arthur Andersen LLP, including as lead of the utilities practice, before joining PwC.  Mr. Keglevic serves on the Board of Directors of Ascena Retail Group, Inc., Frontier Communications Corporation, Bonanza Creek Energy, Inc. and Stellus Capital Investment Corp.

Kirk Andrews
As Chief Financial Officer of NRG Energy, Inc. (“NRG”), a Fortune 500 integrated power company, Mr. Andrews leads all of NRG’s corporate financial functions, including treasury, financial planning, accounting, risk management, tax, insurance, supply chain and investor relations. He also plays an instrumental role in formulating and executing NRG’s capital allocation strategies and in financing the company’s repowering initiatives. Mr. Andrews has also helped lead NRG’s transformation plan, announced in 2017 - targeting significant cost and operational enhancements across the company.
Mr. Andrews joined NRG in 2011 after a successful 15-year career in investment banking. Mr. Andrews served as Managing Director and Head of Power Mergers and Acquisitions and subsequently headed the North American Power Investment Banking group at Citigroup Global Markets. Later, he served as Managing Director and co-head of Power and Utilities-Americas at Deutsche Bank. In his banking career, Mr. Andrews led numerous large and innovative strategic, debt, equity and commodities transactions, including multiple advisory roles for NRG.  Kirk also serves on the board of directors for RPM International (NYSE: RPM), a high-performance coating, sealants and specialty chemicals company, where he serves on the Audit Committee and co-chairs its Operating Improvement Committee.

About Evergy, Inc.
Evergy, Inc. (NYSE: EVRG) provides clean, safe and reliable energy to 1.6 million customers in Kansas and Missouri. The 2018 combination of Kansas City Power and Light Company and Westar Energy to form Evergy created a leading energy company that provides value to shareholders and a stronger company for customers.

Evergy’s mission is to empower a better future. Today, half the power supplied to homes and businesses by Evergy comes from emission-free sources, creating more reliable energy with less impact to the environment. We will continue to innovate and adopt new technologies that give our customers better ways to manage their energy use. For more information about Evergy, Inc., visit us at www.evergy.com.

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About Elliott
Elliott Management Corporation is a multi-strategy fund manager with approximately $40 billion in assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest funds of its kind under continuous management. The Elliott funds' investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

CAUTIONARY STATEMENTS REGARDING CERTAIN FORWARD-LOOKING INFORMATION
Statements made in this press release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, statements relating to our strategic plan, including, without limitation, earnings per share and dividend growth targets, operating and maintenance expense savings goals and future capital allocation plans; the outcome of regulatory and legal proceedings; and other matters relating to expected financial performance or affecting future operations. Forward-looking statements are often accompanied by forward-looking words such as “anticipates,” “believes,” “expects,” “estimates,” “forecasts,” “should,” “seeks,” “intends,” “proposed,” “projects,” “planned,” “outlook,” “remain confident,” “goal,” “will” or other words of similar meaning. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the forward-looking information.

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Evergy, Inc., Evergy Kansas Central, Inc. and Evergy Metro, Inc. (collectively, the Evergy Companies) are providing a number of risks, uncertainties and other factors that could cause actual results to differ from the forward-looking information. These risks, uncertainties and other factors include, but are not limited to: economic and weather conditions and any impact on sales, prices and costs; changes in business strategy or operations; the impact of federal, state and local political, legislative, judicial and regulatory actions or developments, including deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding, among other things, customer rates and the prudency of operational decisions such as capital expenditures and asset retirements; changes in applicable laws, regulations, rules, principles or practices, or the interpretations thereof, governing tax, accounting and environmental matters, including air and water quality and waste management and disposal; the impact of climate change, including increased frequency and severity of significant weather events and reduced demand for coal-based energy; prices and availability of electricity in wholesale markets; market perception of the energy industry and the Evergy Companies; changes in the energy trading markets in which the Evergy Companies participate, including retroactive repricing of transactions by regional transmission organizations and independent system operators; financial market conditions and performance, including changes in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges, nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; the transition to a replacement for the London Interbank Offered Rate benchmark interest rate; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including cyber terrorism; ability to carry out marketing and sales plans; cost, availability, quality and timely provision of equipment, supplies, labor and fuel; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays and cost increases of generation, transmission, distribution or other projects; the Evergy Companies’ ability to manage their transmission and distribution development plans and transmission joint ventures; the inherent risks associated with the ownership and operation of a nuclear facility, including environmental, health, safety, regulatory and financial risks; workforce risks, including those related to increased costs of, or changes in, retirement, health care and other benefits; the possibility that the expected value creation from the merger of Great Plains Energy Incorporated (Great Plains Energy) and Evergy Kansas Central that resulted in the creation of Evergy will not be realized, or will not be realized within the expected time period; difficulties related to the integration, including the diversion of management time; difficulties in maintaining relationships with customers, employees, regulators or suppliers; disruption related to the rebranding of the Evergy Companies, including the impact of the rebranding on receipt of customer payments; and other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors. Part I, Item 1A, Risk Factors included in the Evergy Companies’ 2019 Form 10-K should be carefully read for further understanding of potential risks for the Evergy Companies. Reports filed by the Evergy Companies with the Securities and Exchange Commission should also be read for more information regarding risk factors. Each forward-looking statement speaks only as of the date of the particular statement. The Evergy Companies undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Media Contact: Gina Penzig Manager, External Communications Phone: 785-575-8089 Gina.Penzig@evergy.com Media line: 888-613-0003	Investor Contact: Cody VandeVelde Director, Investor Relations Phone: 785-575-8227 Cody.VandeVelde@evergy.com

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